Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-101607) and on Form S-8 (File No. 33-42354, No. 33-63510, No. 33-79654, No. 33-79756, No. 33-79664, No. 333-48357, No. 333-68815, No. 333-81821 and No. 333-94405) of Allied Waste Industries, Inc. of our report dated February 4, 2004, except for Note 17 and Note 19 as to which the date is May 5, 2004, relating to the consolidated financial statements of Allied Waste Industries, Inc., which appears in this Current Report on Form 8-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP

Phoenix, Arizona
May 7, 2004